                                                                    Exhibit 23.1





                          Independent Auditors' Consent

The Board of Directors
Hibbett Sporting Goods, Inc.:

We consent to the use of our report dated June 21, 2002, with respect to the consolidated balance sheet of Hibbett Sporting Goods, Inc. and subsidiaries as of February 2, 2002, and the related consolidated statements of operations, stockholders' investment, and cash flows for the year ended February 2, 2002, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Birmingham, Alabama                                  /s/ KPMG LLP
August 23, 2002